Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-43176

                                IVAX CORPORATION

                                SUPPLEMENT NO. 2
                             DATED NOVEMBER 16, 2000

                                       TO

                                   PROSPECTUS
                             DATED NOVEMBER 8, 2000


         This supplement is part of and should be read in conjunction with our prospectus dated November 8, 2000. The information we present in this supplement adds to or supersedes similar information included in the prospectus.

         We are supplementing the information under the caption "Selling Security Holders" to include the following information:

                                                           Amount of Common
                              Principal Amount of        Stock Issuable Upon
                                Notes Owned and         Conversion of the Notes
Selling Security Holders     Offered Hereby (1)(2)     and Offered Hereby (1)(2)
------------------------     ---------------------     -------------------------

ING Barings LLC...........        $ 2,500,000                       67,295
UBS Warburg LLC...........        $32,502,000                      874,888

---------------------------
(1) Amounts indicated may exceed the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which selling holders provided to us the information. In addition, the conversion rate and, therefore, the number of shares of common stock that we will issue upon conversion of the notes, is subject to adjustment under some circumstances. As a result, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

(2) We have assumed that the selling security holders will sell all of the securities listed. We cannot be sure that the selling security holders will sell all or any of the securities that they offer in this offering. The amount of securities listed in the table represents an estimate of the amount of securities each selling security holder will offer.